As filed with the Securities and Exchange Commission on April 5, 2018

Registration No. 333-217220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-217220

UNDER

THE SECURITIES ACT OF 1933

FOGO DE CHÃO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-5353489
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

5908 Headquarters Drive, Suite K200 Plano, TX 75024 (972) 960-9533 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Albert G. McGrath

General Counsel

Fogo de Chão, Inc.

5908 Headquarters Drive, Suite K200

Plano, TX 75024
(972) 960-9533

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent for Service)

Approximate date of commencement of proposed public sale: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☑

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Fogo De Chão, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (File No. 333-217220) filed by the Company with the U.S. Securities and Exchange Commission on April 7, 2017 and declared effective on April 28, 2017, as amended (the “Registration Statement”), which registered for sale an unspecified amount of the Company’s common stock, preferred stock, debt securities, warrants, purchase contracts and units and 23,649,853 shares of common stock for resale. The Company is filing this Post-Effective Amendment to remove from registration all Securities previously registered under the Registration Statement that have not been sold or otherwise issued as of the date of this Post-Effective Amendment.

On April 5, 2018, pursuant to the Agreement and Plan of Merger, dated as of February 20, 2018, among the Company, Prime Cut Intermediate Holdings Inc., a Delaware corporation (“Parent”), and Prime Cut Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, all offers and sales of the Company’s securities pursuant to the Registration Statement have been terminated.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that were registered under the Registration Statement for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, Texas, on April 5, 2018.

FOGO DE CHÃO, INC.

By:	/s/ Lawrence J. Johnson
	Name:	Lawrence J. Johnson
	Title:	Chief Executive Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.